RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-171806

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated December 10, 2012
Pricing Supplement Dated December ___, 2012 to the Product
Prospectus Supplement ERN-ES-1 Dated January 28, 2011,
Prospectus Supplement Dated January 28, 2011, and
Prospectus Dated January 28, 2011
$ __________ Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks, Due January 24, 2014 Royal Bank of Canada

Royal Bank of Canada is offering the Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks (the “Notes”) linked to the performance of an equally weighted Basket consisting of the common equity securities of four publicly traded companies: DR Horton, Inc., Toll Brothers, Inc., PulteGroup, Inc. and Lennar Corporation.

The CUSIP number for the Notes is 78008STB2. The Notes provide a 150% leveraged return if the Percentage Change of the Basket is positive, subject to the Maximum Redemption Amount of [113.25%-117.25%] of the principal amount of the Notes (to be determined on the Pricing Date).  The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes for any percentage decrease in the value of the Basket of more than 15% between the Pricing Date and the Valuation Date.  Any payments on the Notes are subject to our credit risk.

Issue Date: December 27, 2012

Maturity Date: January 24, 2014

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated January 28, 2011 and “Selected Risk Considerations” beginning on page P-6 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $12.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $12.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.  If the Notes priced on the date of this terms supplement, the price of the Notes would also include a profit of approximately $12.50 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, exceed $30.00 per $1,000 in principal amount of the Notes.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks Due January 24, 2014

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:
The Notes are linked to the value of an equally weighted basket (the “Basket”) consisting of the common equity securities of four publicly traded companies (each, a “Reference Stock,” and collectively, the “Reference Stocks”).  The four Reference Stocks, their respective Component Weights and their Initial Prices are indicated in the table below.

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	December 21, 2012

Issue Date:	December 27, 2012

CUSIP:	78008STB2

Valuation Date:	January 21, 2014

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1.      Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and
2.      Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and -15%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between -15.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Changes for the Reference Stocks.  The Weighted Component Change for each Reference Stock will be determined as follows:

Component Weight x Final Price – Initial Price
                              Initial Price

Final Price:	The closing price per share of a Reference Stock on the Valuation Date

Leverage Factor:	150% (subject to the Maximum Redemption Amount)

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks Due January 24, 2014

Maximum Redemption Amount:	[113.25%-117.25%] multiplied by the principal amount (to be determined on the Pricing Date)

Buffer Percentage:	15%

Buffer Level:	85% of the Initial Price

The Basket:	Reference Stock	Bloomberg Ticker	Component Weight	Initial Price (in $)
	DR Horton, Inc.	DHI	25%
	Toll Brothers, Inc.	TOL	25%
	PulteGroup, Inc.	PHM	25%
	Lennar Corporation	LEN	25%

Maturity Date:	January 24, 2014, subject to extension for market and other disruptions, as described in the product prospectus supplement.

Term:	Thirteen (13) months.

Principal at Risk:
The Notes are NOT principal protected.  You may lose a substantial portion of your principal amount at maturity if there is a percentage decrease in the value of the Basket of more than 15% between the Pricing Date and the Valuation Date.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in this terms supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

No Non-US Distribution:
The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the Underwriter will not make offers of the Notes to any such investor.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 28, 2011, as modified by this terms supplement.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks Due January 24, 2014

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement.  In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 28, 2011, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement ERN-ES-1 dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000330/b128110424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks Due January 24, 2014

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only.  The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Initial Price or Final Price of any Reference Stock.  All examples are based upon the Leverage Factor of 150%, the Buffer Percentage of 15% (the Buffer Level is 85% of the Initial Price), a Maximum Redemption Amount of 115.25% of the principal amount (the midpoint of the Maximum Redemption Amount range of 113.25% to 117.25% of the principal amount), and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + ($1,000 x 5% x 150%) = $1,000 + $75.00 = $1,075.00

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,075.00, a 7.5% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	30%

	Payment at Maturity:	$1,000 + ($1,000 x 30% x 150%) = $1,000 + $450.00 = $1,450.00 however, the Maximum Redemption Amount is $1,152.50.

	On a $1,000 investment, a 30% Percentage Change results in a Payment at Maturity of $1,152.50, a 15.25% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

	Percentage Change:	-5%

	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.

	On a $1,000 investment, a -5% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

	Percentage Change:	-30%

	Payment at Maturity:	$1,000 + [$1,000 x (-30% + 15%)] = $1,000 - $150.00 = $850.00

	On a $1,000 investment, a -30% Percentage Change results in a Payment at Maturity of $850.00, a -15% return on the Notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks Due January 24, 2014

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stocks.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose a substantial portion of their principal amount if there is a decline in the level of the Reference Asset.  You will lose 1% of the principal amount of your Notes for each 1% that the Percentage Change is less than -15%.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the value of the Reference Stocks increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Reference Stocks – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Stocks would have.

•
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity – The price at which you purchase the Notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes.  Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks Due January 24, 2014

•
The Business Activities of Royal Bank or Its Affiliates May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the price of any of the Reference Stocks, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Reference Stocks, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the prices of the Reference Stocks and, therefore, the market value of the Notes.

•
The Reference Stocks are concentrated in one sector - All of the Reference Stocks are issued by companies in the housing sector.  Although an investment in the Notes will not give holders any ownership or other direct interests in the Reference Stocks, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the housing sector.  Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•
Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks Due January 24, 2014

INFORMATION REGARDING THE ISSUERS OF THE REFERENCE STOCKS

The issuer of each Reference Stock is registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”).  Companies with securities registered under the Exchange Act are required to periodically file financial and other information required by the Securities and Exchange Commission (“SEC”).  This information is filed with the SEC and can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, information filed by the issuers of the Reference Stocks with the SEC electronically is available to the public over the Internet at the SEC’s website at http://www.sec.gov.

The following information regarding each issuer of the Reference Stocks is derived from publicly available information and we have not independently verified it.

•
D.R. Horton, Inc. constructs and sells single-family homes designed primarily for the entry-level and move-up markets. The company operates in the Midwest, Mid-Atlantic, Southeast, Southwest, and Western regions of the United States. D.R. Horton, through its financial services operations, also provides mortgage financing and title agency services to homebuyers. Its common stock trades on the New York Stock Exchange under the symbol “DHI.”

•
Toll Brothers, Inc. builds luxury homes in several regions of the United States. The company builds customized single and attached homes, primarily on land that it develops and improves. Toll Brothers also operates its own architectural, engineering, mortgage, title, security, landscape, insurance brokerage, and manufacturing operations. Its common stock trades on the New York Stock Exchange under the symbol “TOL.”

•
PulteGroup, Inc. sells and constructs homes, and purchases, develops, and sells residential land and develops active adult communities. The company also provides mortgage financing, title insurance, and other services to home buyers. Pulte has operations in various markets across the United States and Puerto Rico. Its common stock trades on the Nasdaq Global Select Market under the symbol “PHM.”

•
Lennar Corporation constructs and sells single-family attached and detached homes, and to a lesser extent multi-level buildings as well as buys and sells residential land. The company also provides mortgage financing, title insurance, closing services and other ancillary services (including personal lines insurance, high-speed Internet and cable television). Its common stock trades on the Nasdaq Global Select Market under the symbol “LEN.”

Historical Information

The graphs below set forth the recent historical performance of each of the Reference Stocks.  In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end Closing Prices of each Reference Stock.  The information provided in each table is for the four calendar quarters of 2009, 2010, and 2011, the first, second and third calendar quarters of 2012, and for the period from October 1, 2012 to December 6, 2012.

We obtained the information regarding the historical performance of the Reference Stocks in the graphs and tables below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Stocks should not be taken as an indication of their future performance or what the value of the Notes may be, and no assurance can be given as to the price of any Reference Stock on the Valuation Date.  We cannot give you assurance that the performance of any Reference Stock will not result in the loss of a portion of your investment.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks Due January 24, 2014

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2009	3/31/2009	11.35	5.72	9.70
4/1/2009	6/30/2009	13.74	8.54	9.36
7/1/2009	9/30/2009	13.90	8.27	11.41
10/1/2009	12/31/2009	13.00	9.69	10.87

1/1/2010	3/31/2010	13.50	10.87	12.60
4/1/2010	6/30/2010	15.44	9.82	9.83
7/1/2010	9/30/2010	11.38	9.42	11.12
10/1/2010	12/31/2010	12.30	9.77	11.93

1/1/2011	3/31/2011	13.50	11.19	11.65
4/1/2011	6/30/2011	12.67	10.63	11.52
7/1/2011	9/30/2011	12.54	8.82	9.04
10/1/2011	12/30/2011	12.89	8.03	12.61

1/1/2012	3/30/2012	16.45	12.75	15.17
4/1/2012	6/29/2012	18.44	13.80	18.38
7/1/2012	9/28/2012	22.78	16.94	20.64
10/1/2012	12/6/2012	22.31	17.71	18.69
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks Due January 24, 2014

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2009	3/31/2009	22.79	13.72	18.16
4/1/2009	6/30/2009	21.45	16.13	16.97
7/1/2009	9/30/2009	23.62	15.19	19.54
10/1/2009	12/31/2009	21.80	16.82	18.81

1/1/2010	3/31/2010	21.39	17.64	20.80
4/1/2010	6/30/2010	23.66	16.34	16.36
7/1/2010	9/30/2010	19.31	15.57	19.02
10/1/2010	12/31/2010	20.06	17.36	19.00

1/1/2011	3/31/2011	22.42	19.17	19.77
4/1/2011	6/30/2011	21.93	19.08	20.74
7/1/2011	9/30/2011	21.79	14.05	14.43
10/1/2011	12/30/2011	21.44	13.16	20.42

1/1/2012	3/30/2012	25.29	20.63	23.99
4/1/2012	6/29/2012	29.75	21.78	29.73
7/1/2012	9/28/2012	37.07	28.37	33.23
10/1/2012	12/6/2012	35.99	28.50	30.67

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks Due January 24, 2014

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2009	3/31/2009	12.90	7.71	10.93
4/1/2009	6/30/2009	12.45	8.30	8.83
7/1/2009	9/30/2009	13.59	7.84	10.99
10/1/2009	12/31/2009	10.99	8.66	10.00

1/1/2010	3/31/2010	11.91	9.99	11.25
4/1/2010	6/30/2010	13.91	8.25	8.28
7/1/2010	9/30/2010	9.31	7.70	8.76
10/1/2010	12/31/2010	8.92	6.13	7.52

1/1/2011	3/31/2011	8.69	6.52	7.40
4/1/2011	6/30/2011	8.44	6.79	7.66
7/1/2011	9/30/2011	8.38	3.41	3.95
10/1/2011	12/30/2011	6.58	3.29	6.31

1/1/2012	3/30/2012	9.69	6.37	8.85
4/1/2012	6/29/2012	10.81	7.63	10.70
7/1/2012	9/28/2012	17.47	9.96	15.50
10/1/2012	12/6/2012	18.30	14.55	16.28

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks Due January 24, 2014

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2009	3/31/2009	11.56	5.55	7.51
4/1/2009	6/30/2009	10.94	7.02	9.69
7/1/2009	9/30/2009	17.66	7.98	14.25
10/1/2009	12/31/2009	15.48	11.57	12.77

1/1/2010	3/31/2010	18.93	12.66	17.21
4/1/2010	6/30/2010	21.79	13.81	13.91
7/1/2010	9/30/2010	15.74	11.93	15.38
10/1/2010	12/31/2010	19.06	14.12	18.75

1/1/2011	3/31/2011	21.53	18.06	18.12
4/1/2011	6/30/2011	19.38	16.39	18.15
7/1/2011	9/30/2011	19.10	12.39	13.54
10/1/2011	12/30/2011	20.18	12.14	19.65

1/1/2012	3/30/2012	28.28	19.57	27.18
4/1/2012	6/29/2012	30.92	23.48	30.91
7/1/2012	9/28/2012	38.25	28.51	34.77
10/1/2012	12/6/2012	39.33	33.92	36.29

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Four Housing Sector Common Stocks Due January 24, 2014

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about December 27, 2012, which is the third (3th) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

RBCCM may pay fees of up to $___ per $1,000 in principal amount of the Notes to one or more FINRA members for marketing services relating to this offering.

SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements the discussion in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Dividend Equivalent. A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder (as defined in the product prospectus supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Internal Revenue Service has issued notices and the Treasury Department has issued proposed regulations affecting the legislation enacted on March 18, 2010 and discussed in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences— Supplemental U.S. Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the Internal Revenue Service notices, withholding requirements with respect to payments made on the Notes will generally begin no earlier than January 1, 2014. Pursuant to the proposed regulations, if finalized in their current form, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2013.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the Notes.

RBC Capital Markets, LLC